Exhibit 34.1

Report of Independent Registered Public Accounting Firm

To the Management of Southern California Edison Company

We have examined Southern California Edison Company’s (the “Company”, or “SCE”) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the asset backed securities transactions backed by recovery property established pursuant to California Public Utilities Commission financing orders, issued by SCE Recovery Funding LLC and registered with the Securities and Exchange Commission (the “Platform”) described in the accompanying Report on Assessment of Compliance With Servicing Criteria For Asset-Backed Securities For SCE Recovery Funding LLC, as of December 31, 2021 and for the period from February 24, 2021 to December 31, 2021, excluding criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(3)(ii), 1122(d)(4)(iii), 1122(d)(4)(v), 1122(d)(4)(ix), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. Appendix A to management’s assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. SCE’s management is responsible for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on the Company’s compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether the Company complied, in all material respects, with the applicable servicing criteria, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with the servicing criteria set forth in Item 1122(d)(2)(vii)(B) of Regulation AB applicable to the Company during period ended December 31, 2021. As required by Item 1122(d)(2)(vii)(B) of Regulation AB, reconciliations should be prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations should be prepared within 30 calendar days after the bank statement cutoff date. There were certain reconciliations that were not prepared within 30 calendar days after the bank statement cutoff date.

In our opinion, except for the material noncompliance described in the preceding paragraph, SCE complied with the aforementioned applicable servicing criteria as of and for the period ended December 31, 2021 for the Platform, in all material respects.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

March 31, 2022

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